Consent of Independent Registered Public Accounting Firm

Forbes Energy Services, Ltd
Alice, TX
We hereby consent to the incorporation by reference in the Registration Statements on Form S8 (No. 333-180019 and No. 333-182998) of Forbes Energy Services, Ltd of our report dated March 26, 2014, relating to the consolidated financial statements which appear in this Form 10-K.
/s/ BDO USA, LLP

Houston, TX
March 26, 2014